Exhibit 99.1
BeiGene Announces Appointment of Aaron Rosenberg as Chief Financial Officer
SAN MATEO, Calif. – (BUSINESS WIRE) – BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global oncology company, today announced the appointment of Aaron Rosenberg as Chief Financial Officer, effective July 22. Mr. Rosenberg will succeed Julia Wang, who is departing to pursue external opportunities and will stay with the Company through August to support the transition.
“We are thrilled to welcome Aaron amid a transformational year for BeiGene as we became a top 15 global oncology innovator by revenue with sustained progress to profitability and one of the most prolific and innovative pipelines in our industry including a plan to have at least 10 new molecular entities this year. Aaron’s financial leadership and impressive track record at Merck & Co. will be invaluable as we continue to responsibly scale our business and look to reinforce our global leadership in hematology as well as build future franchises in other highly prevalent cancers, including lung, breast and gastrointestinal,” said John V. Oyler, Co-Founder, Chairman and CEO of BeiGene. “We extend our deep gratitude to Julia for her many significant contributions including scaling our financial capabilities to support our growth from 4,000 to over 10,000 employees across five continents, contributing to the launch of BRUKINSA®, which is one of the most successful global drug launches in oncology, raising billions of dollars in capital from the global equity markets and helping drive financial excellence to improve operational efficiency. We wish Julia well in her future endeavors.”
Mr. Rosenberg is a global finance executive with more than 20 years of experience at Merck & Co., Inc, known as Merck Sharp & Dohme outside of the United States and Canada. He was most recently Senior Vice President and Corporate Treasurer of Merck from 2021.
“I’m honored to join BeiGene at an inflection point in the Company’s growth with the opportunity to further strengthen this resilient global financial organization,” said Mr. Rosenberg. “I deeply believe in BeiGene’s mission to develop and deliver innovative cancer medicines to more patients around the world, and I’m excited to be a part of this growing company and its experienced leadership team.”
Prior to his role as Corporate Treasurer, Mr. Rosenberg served as Senior Vice President of Corporate Strategy and Planning at Merck from 2018 to 2021 with responsibilities including leading the enterprise-wide business transformation team and acting as Head of Financial Planning & Analysis. Mr. Rosenberg was Vice President and Finance Lead of Merck Animal Health from 2015 to 2018, leading a global team of 120 colleagues. He joined Merck in 2003 in ascending leadership roles in the global finance organization.
Mr. Rosenberg received a Bachelor of Science in Finance from the Warrington College of Business at the University of Florida and a Master of Business Administration from the Leonard N. Stern School of Business at New York University.
About BeiGene
BeiGene is a global oncology company that is discovering and developing innovative treatments that are more affordable and accessible to cancer patients worldwide. With a broad portfolio, we are expediting development of our diverse pipeline of novel therapeutics through our internal capabilities and collaborations. We are committed to radically improving access to medicines for far more patients who need them. Our growing global team of more than 10,000 colleagues spans five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on LinkedIn, X (formerly known as Twitter), Facebook and Instagram.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s planned number of new molecular entities this year; BeiGene’s sustained progress towards profitability; BeiGene’s ability to responsibly scale business and build future franchises in other highly prevalent cancers; and BeiGene’s plans, commitments, aspirations and goals under the caption “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene’s ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene’s reliance on third parties to conduct drug development, manufacturing, commercialization, and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products; BeiGene’s ability to obtain additional funding for operations and to complete the development of its drug candidates and achieve and maintain profitability; and those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Liza Heapes	Kyle Blankenship
+1 857-302-5663	+1 667-351-5176
ir@beigene.com	media@beigene.com